Exhibit 99.1

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2015 RESULTS

MIDLAND, Texas, November 5, 2015/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today reported results for its third quarter ended September 30, 2015.

On February 11, 2015, legacy Dawson Geophysical Company and legacy TGC Industries, Inc. consummated their previously announced strategic business combination. The merger transaction was accounted for as a reverse acquisition with legacy Dawson Geophysical being deemed the accounting acquirer. The merged companies adopted a calendar fiscal year ending December 31. The merged Company’s third quarter fiscal 2015 results are compared to the quarterly results for legacy Dawson Geophysical for the period July 1 through September 30, 2014, which at the time was legacy Dawson Geophysical’s fourth quarter of its fiscal year ended September 30, 2014 and did not include the results of legacy TGC Industries, Inc. Due to the foregoing, the historical financial results for the quarter ended September 30, 2014 discussed below are not directly comparable to the merged Company’s financial results for the quarter ended September 30, 2015. Selected pro-forma financial information giving effect to the business combination as if it had occurred on January 1, 2014 (together with the assumptions related thereto) is presented at the end of this press release, and additional information regarding the business combination and its impact on the Company’s financial position is set forth in the Company’s Form 10-Q for the quarterly period ended September 30, 2015.

For the quarter ended September 30, 2015, the Company reported revenues of $62,498,000 as compared to $62,570,000 (or $88,665,000 on a pro forma basis) for the quarter ended September 30, 2014.  For the 2015 quarter, the Company reported a net loss of $2,870,000, or $0.13 loss per share attributable to common stock, as compared to a net loss of $3,882,000 (or $6,556,000 on a pro forma basis) or $0.28 (or $0.31 on a pro forma basis) loss per share attributable to common stock for the quarter ended September 30, 2014. The Company reported EBITDA of $7,806,000 for the quarter ended September 30, 2015 compared to $3,748,000 for the quarter ended September 30, 2014. Included in the quarter results for September 30, 2015 and September 30, 2014  were approximately $325,000 and $950,000, respectively, of transaction costs related to the completed business combination with TGC Industries, Inc. Although the impact to the Company’s overall financial statements was significantly less, the September 30, 2015 operating expenses and margins include approximately $593,000 of expenses related to lost and damaged equipment incurred during the flooding throughout Texas which occurred during the June 2015 quarter. These expenses are predominantly offset in other income as the Company expects to recoup most of the expenses related to the lost and damaged equipment through insurance proceeds expected to be received in the fourth quarter ending December 31, 2015.

Stephen C. Jumper said, “The Company operated approximately ten crews in the United States with limited activity in Canada during the third quarter of 2015. Improved weather conditions, operational discipline, and strong financial management, in the Company’s areas of operations lead to increased crew utilization in the third quarter of 2015 as compared to the second quarter of 2015, and resulted in a 108% increase in EBITDA from the same period in 2014. Despite the year-over-year improvement in EBITDA, demand for services is at reduced levels from recent years and is anticipated to remain so into 2016 in response to decreased and uncertain commodity prices and reduced client expenditures. The Company anticipates operating eight to ten crews in the United States with limited activity in Canada during the fourth quarter ending December 31, 2015 and into the latter part of the first quarter of 2016.”

The Company’s capital budget for 2015 continues at previously announced maintenance levels below the $10 million capital budget approved by the Board of Directors. The Company’s balance sheet remains strong at September 30, 2015 with approximately $58,265,000 of cash and cash equivalents and short-term investments, $72,602,000 of working capital, and $12,183,000 of debt and capital lease obligations.

Jumper concluded, “Despite the challenging environment, we continue to work with several of our clients on potential projects for 2016. As in previous downturns, we are well positioned with a strong balance sheet, a state-of-the-art equipment base, and the most experienced and talented workforce in the industry. All of these factors position Dawson to respond rapidly as market conditions improve.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its third quarter 2015 financial results on November 5, 2015 at 9 a.m. CT. Participants can access the call at 1-888-401-4669 (US) and 1-719-457-2628 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through November 8, 2015 by dialing 1-877-870-5176 (Toll-Free) and 1-858-384-5517 (Toll/International). The passcode is 8990842. The webcast will be recorded and available for replay on Dawson’s website until December 4, 2015.

About Dawson

Dawson Geophysical Company is a leading provider of North America onshore seismic data acquisition services with operations throughout the continental United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and natural gas prices, high fixed costs of operations, operational disruptions, changes in economic conditions, industry competition, the potential for contract delay or cancellations of service contracts, the availability of capital resources, weather interruptions, limited number of customers, and credit risk related to our customers. A discussion of these and other factors, including risks and uncertainties, is set forth in Exhibit 99.5 to the Company’s Form 8-K/A that was filed with the Securities and Exchange Commission on April 30, 2015. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$62,498,000	$62,570,000	$179,555,000	$193,502,000
Operating costs:
Operating expenses	50,195,000	54,529,000	158,385,000	164,228,000
General and administrative	4,999,000	4,710,000	18,142,000	11,919,000
Depreciation and amortization	11,966,000	9,862,000	35,569,000	30,292,000
	67,160,000	69,101,000	212,096,000	206,439,000

Loss from operations	(4,662,000)	(6,531,000)	(32,541,000)	(12,937,000)
Other income (expense):
Interest income	35,000	19,000	84,000	56,000
Interest expense	(155,000)	(106,000)	(492,000)	(400,000)
Other income	502,000	417,000	515,000	515,000
Loss before income tax	(4,280,000)	(6,201,000)	(32,434,000)	(12,766,000)

Income tax benefit	1,410,000	2,319,000	11,095,000	3,043,000

Net loss	$(2,870,000)	$(3,882,000)	$(21,339,000)	$(9,723,000)

Other comprehensive loss:
Net unrealized loss on foreign exchange rate translation, net of tax	$(890,000)	$(152,000)	$(964,000)	$(217,000)

Comprehensive loss	$(3,760,000)	$(4,034,000)	$(22,303,000)	$(9,940,000)

Basic loss per share attributable to common stock	$(0.13)	$(0.28)	$(1.05)	$(0.70)

Diluted loss per share attributable to common stock	$(0.13)	$(0.28)	$(1.05)	$(0.70)

Cash dividend declared per share of common stock	$—	$0.08	$—	$0.24

Weighted average equivalent common shares outstanding	21,571,513	14,011,789	20,386,202	14,010,557

Weighted average equivalent common shares outstanding-assuming dilution	21,571,513	14,011,789	20,386,202	14,010,557

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$39,015,000	$14,644,000
Short-term investments	19,250,000	28,750,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at September 30, 2015 and December 31, 2014	37,443,000	37,133,000
Prepaid expenses and other assets	5,769,000	5,703,000
Current deferred tax asset	2,131,000	2,818,000

Total current assets	103,608,000	89,048,000

Property, plant and equipment	357,420,000	339,245,000
Less accumulated depreciation	(203,274,000)	(181,453,000)

Net property, plant and equipment	154,146,000	157,792,000

Intangibles, net	2,537,000	—

Total assets	$260,291,000	$246,840,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,929,000	$5,849,000
Accrued liabilities:
Payroll costs and other taxes	2,303,000	3,015,000
Other	4,911,000	3,158,000
Deferred revenue	6,705,000	1,752,000
Current maturities of notes payable and obligations under capital leases	8,158,000	6,018,000

Total current liabilities	31,006,000	19,792,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	4,025,000	4,209,000
Deferred tax liability	10,008,000	28,621,000
Other accrued liabilities	456,000	—

Total long-term liabilities	14,489,000	32,830,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.01 per share; 35,000,000 shares authorized, 21,571,513 and 14,216,540 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	216,000	142,000
Additional paid-in capital	141,891,000	99,084,000
Retained earnings	73,997,000	95,336,000
Treasury stock, at cost; 48,445 shares at September 30, 2015 and none at December 31, 2014	—	—
Accumulated other comprehensive loss, net of tax	(1,308,000)	(344,000)

Total stockholders’ equity	214,796,000	194,218,000

Total liabilities and stockholders’ equity	$260,291,000	$246,840,000

Reconciliation of EBITDA to Net loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Net loss	$(2,870)	$(3,882)	$(21,339)	$(9,723)
Depreciation and amortization	11,966	9,862	35,569	30,292
Interest expense (income), net	120	87	408	344
Income tax benefit	(1,410)	(2,319)	(11,095)	(3,043)
EBITDA	$7,806	$3,748	$3,543	$17,870

Reconciliation of EBITDA to Net Cash provided by (used in) Operating Activities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$5,170	$(447)	$17,878	$32,155
Changes in working capital and other items	2,696	4,324	(13,541)	(13,464)
Noncash adjustments to income	(60)	(129)	(794)	(821)
EBITDA	$7,806	$3,748	$3,543	$17,870

Pro Forma Information

The following unaudited pro forma condensed financial information for the three and nine months ended September 30, 2015 and 2014 gives effect to the business combination as if it had occurred on January l, 2014. The unaudited pro forma condensed financial information has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the transactions taken place on the dates indicated and is not intended to be a projection of future results. The unaudited pro forma financial information reflects certain adjustments related to the acquisition, such as (1) to record certain incremental expenses resulting from purchase accounting adjustments, such as reduced depreciation and amortization expense in connection with the fair value adjustments to property, plant and equipment, and intangible assets; and (2) to record the related tax effects. Shares used in the calculations of earnings per share in the table below were 21,571,513 and 21,262,566 for the three months ended September 30, 2015 and 2014, respectively, and 21,521,707 and 21,306,724 for the nine months ended September 30, 2015 and 2014, respectively.

	Pro Forma		Pro Forma
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$62,498,000	$88,665,000	$193,165,000	$286,635,000

Net loss	$(2,870,000)	$(6,556,000)	$(25,316,000)	$(7,533,000)

Net loss per share
Basic	$(0.13)	$(0.31)	$(1.18)	$(0.35)

Diluted	$(0.13)	$(0.31)	$(1.18)	$(0.35)